Exhibit 99.1

FOR IMMEDIATE RELEASE

Stacy Roughan

Director, Investor Relations

IHOP Corp.

818-637-3632

IHOP CORP. TO REALIZE $14.7 MILLION CASH BENEFIT DUE TO
RECLASSIFICATION OF ASSETS

Company Evaluating Options to Optimize Its Capital Structure

GLENDALE, Calif., August 4, 2006 —  IHOP Corp. (NYSE: IHP) today announced that it has entered into a Pre-Filing Agreement (PFA) with the United States Internal Revenue Service (IRS).  The PFA will allow for accelerated depreciation of certain fixed assets, and result in a reduction in the Company’s current income tax liability for 2006 and a corresponding increase in its net deferred income tax liability.  IHOP’s Cash Flows from Operating Activities will increase by a total of $14.7 million, which will be realized in the third and fourth quarters of 2006.  The benefit will be reflected in IHOP’s Consolidated Statements of Cash Flows and will have no impact on the Company’s Income Statement.

Despite this increase, IHOP reiterated its fiscal 2006 guidance for Cash Flows from Operating Activities of $55 million to $60 million.  This is primarily because of a potential cash obligation which may result from the resolution of a pending federal tax appeal.  As previously disclosed, the IRS has objected to the historical tax treatment of certain franchise fee income.  IHOP is currently engaged in an administrative process with the IRS and is optimistic that the matter will be resolved later this year.  An unfavorable determination would result in a net income tax obligation that could offset a significant portion of the asset reclassification’s one-time cash benefit.

Separately IHOP said it shortly expects to complete a review of refinancing options.   These efforts are aimed at optimizing the Company’s capital structure and increasing its financial and strategic flexibility.  IHOP expects to share more information on its capital structure review in the near future.

Julia A. Stewart, IHOP’s Chairman and Chief Executive Officer, said, “Over the past several months, management and our Board of Directors, together with our financial advisors, have been evaluating IHOP’s current debt structure in light of restrictive covenants that limit our financial flexibility.  We are currently in the process of finalizing this assessment and look forward to communicating more on this topic soon.”

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp.  As of June 30, 2006, the end of IHOP’s second quarter, there were 1,264 IHOP restaurants in 48 states and Canada.  IHOP Corp. common stock is listed and traded on

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

IHOP CORP.  •  INTERNATIONAL HOUSE OF PANCAKES, INC.  • IHOP REALTY CORP.  • IHOP PROPERTIES, INC.  • IHOP ENTERPRISES, INC.

the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.